Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR IMMEDIATE RELEASE

AMERICAN AIRLINES GROUP

ANNOUNCES PRICING OF UNSECURED SENIOR NOTES

FORT WORTH, Texas, September 18, 2014—American Airlines Group Inc. (NASDAQ: AAL) (the “Company”) today announced that it priced $750.0 million aggregate principal amount of unsecured senior notes due 2019. The offering was increased from a previously announced size of $500.0 million aggregate principal amount of notes. The notes will have an interest rate of 5.50% per annum and are being issued at a price equal to 100% of their face value. The notes will be guaranteed on a senior unsecured basis by the Company’s direct wholly-owned subsidiaries, American Airlines, Inc. and US Airways Group, Inc., and its indirect wholly-owned subsidiary, US Airways, Inc.

The Company estimates that the net proceeds from the offering will be approximately $738.0 million after deducting discounts and estimated offering expenses. The Company intends to use the net proceeds from the offering for general corporate purposes.

The notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act or any other securities laws of any jurisdiction and will not have the benefit of any exchange offer or other registration rights. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

Certain of the statements contained or referred to herein, including those regarding the proposed offering of the notes, represent the Company’s expectations or beliefs concerning future events and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

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forward-looking statements are subject to a number of factors that could cause actual results to differ from the Company’s expectations, including but not limited to, factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this release or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such statements other than as required by law.